Exhibit 2.4

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

Asset Purchase Agreement

between

Sorrento Therapeutics, Inc.

and

Aardvark Therapeutics, Inc.

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of April 2021 (“Effective Date”) between Sorrento Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, with its principal offices at 4955 Directors Place, San Diego, California 92121 US (“Sorrento”), and Aardvark Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, with its principal offices at 12707 High Bluff Drive, Suite 200, San Diego, California 92130 US (“Aardvark”).

Sorrento and Aardvark may be referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.

Aardvark is the owner of all rights, title and interest in and to the Patent Rights (as defined below) and the LDN Project Asset (as defined below) disclosed in the Patent Rights, and desires to have Sorrento conduct pre-clinical and clinical research and development relating to the LDN Project Asset and be able to manufacture and market the LDN Formulation (as defined below) in the Territory.

B.	Sorrento has expertise in the areas of pre-clinical and clinical development and marketing infrastructure and wishes to purchase the LDN Project Asset.
C.	Hence, the Parties desire to enter into this Agreement with the aim of developing and commercializing the LDN Project Asset and LDN Formulation in the Territory.

THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS

The terms defined herein have the meanings ascribed to them whenever used in this Agreement, unless otherwise clearly indicated by the context:

1.1

“Affiliate(s)” of a Person or Persons means any other Person that, directly or indirectly, controls such Person or is controlled by such Person or is under common control with such Person, where “control” means power and ability to direct the management and policies of the controlled Person through ownership of voting shares of the controlled Person or by contract or otherwise.

1.2

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A, and Intellectual Property Assignments, in substantially the form attached hereto as Exhibit B, in each case dated as of the date hereof and by and between Sorrento and Aardvark.

1.3

“Closing Shares” means that number of shares of the common stock of Sorrento as is equal to $5,000,000 divided by the Sorrento Stock Price (rounded down to the nearest whole share), as determined commencing on the fifth Trading Day prior to the Effective Date hereof and ending on the fifth Trading Day after the date hereof.

1.4	“Combination Product” means a Commercial Product that includes one or more pharmaceutically active ingredients in addition to the LDN Formulation.
1.5	“Commercial Product” means a commercial product that uses the LDN Formulation.
1.6

“Commercially Reasonable Efforts” means, as applied to Sorrento’s development of the LDN Formulation, the use of reasonable, good faith efforts and resources, consistent with the usual practices of a similarly situated biopharmaceutical company for a therapeutic product at a similar stage of research, development, or commercialization and is of similar market potential, taking into account: (i) such product’s profile of efficacy and safety including the available access to existing clinical safety data of the active pharmaceutical ingredient; (ii) the results of preclinical and clinical testing and trials and such results’ impact on the feasibility (economic or otherwise) of future testing or trials; (iii) such product’s proprietary position, including patent and regulatory exclusivity; (iv) the scope, timing and likelihood of regulatory approval of such product, regulatory status (whether the product is subject to a clinical hold, recall or market withdrawal), including anticipated or approved labeling and post approval requirements; (v) such product’s present and future market and commercial potential, including taking into account its competitiveness compared to alternative products and the anticipated reimburseability and pricing of the product; and (vi) the availability of a sufficient patient population that meets applicable clinical trial criteria necessary for regulatory approval.

1.7

“Development Milestone Shares” means that number of shares of Sorrento Common Stock as is equal to $3,000,000 divided by the Sorrento Stock Price (rounded down to the nearest whole share) as determined commencing on the fifth Trading Day prior to the Development Milestone Date and ending on the fifth Trading Day following the Development Milestone Date.

1.8	“FDA” means the US Food and Drug Administration or any successor entity.
1.9

“FDA PIND Submission” means the package of materials and relevant supporting reports, documentation, and approvals that was submitted to or received from the FDA or other regulatory authorities with respect to the LDN Formulation, including all (i) regulatory documentation, applications (including investigational new drug applications, NDAs and marketing authorization applications or their equivalents), registrations, licenses, authorizations and approvals; (ii) correspondence and reports submitted to or received from the FDA or other regulatory authorities (including minutes and official contact reports relating to any communications with any regulatory authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (iii) technological, scientific, development, chemical, biological, pharmacological, toxicological, clinical trial materials, and other data, files, records and other information (in any form or medium, wherever located) similar to the foregoing.

1.10

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) inventions (whether patentable or unpatentable), patents, patent applications, (ii) trade names, trademarks, service marks, trade dress, logos, corporate names and any registration and application for registration, and all goodwill associated therewith; (iii) works of authorship, copyrights, moral rights and other rights of authors, and all registrations therefor; (iv) trade secrets, confidential information and proprietary information; (v) whether or not confidential, technology, know-how, data, manufacturing and other processes and techniques, research and development information, drawings specifications, designs, plans, data, business and marketing plans, customer and supplier lists and information; (vi) databases, computer software and other information technology, including operating systems, source codes and specifications; (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (viii) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and creative derivative works or improvements based on any of the foregoing; and (ix) all income, royalties and payments related to any of the foregoing and all rights to bring actions or recover damages or other losses for present or past infringement of any of the foregoing.

1.11	“LDN Formulation” means the delayed burst release low dose naltrexone formulation and related capsules created by Tulex under the Tulex Contract (DBR-LDA or ARD-301).
1.12

“LDN Project Asset” means and includes (i) the FDA PIND Submission, including the Tulex Contract and liability for payments for invoices received after April 1, 2021, and (ii) all Transferred Intellectual Property.

1.13

“Licensee” means any third-party transferee, assignee, purchaser, licensee or sublicensee in any transaction in which Sorrento transfers, assigns, sells, licenses or sublicenses or otherwise grants to a third party the right to commercialize the Commercial Product either throughout the world or in any particular country or region, whether by way of merger, sale of stock, sale of assets or other disposition (other than pursuant to a distribution agreement with a third-party distributor).

1.14	“Milestone Payments” means the Development Milestone Payments and the Commercial Milestone Payments.
1.15	“NDA” means a new drug application or its equivalent submitted to the FDA.
1.16	“Nasdaq” means The Nasdaq Stock Market LLC.
1.17

“Net Sales” means the aggregate gross amounts actually received by Sorrento, its Affiliates or Licensees, for bona fide, arms-length commercial sales of the Commercial Product to a third-party purchaser, or other similar generally accepted accounting principles used by such selling person, consistently applied, after deducting, if not previously deducted from the amount invoiced, the following items: (i) normal and customary rebates, quantity, trade and cash discounts, and other usual and customary discounts, including re-procurement and back-order charges actually allowed and taken; (ii) charge-backs and rebates actually granted to customers, including managed health care organizations or to national, state or local governments, their respective agencies, purchasers or reimbursers, adjustments arising from consumer discount programs, co-pay assistance programs or other similar programs; (iii) retroactive price reductions, credits or allowances actually granted or made for rejection of or return of previously sold Commercial Product, including for recalls or damaged goods; (iv) customary fees paid to distributors, including group purchasing organizations (excluding sales representatives of Sorrento); (v) sales credits accrued, including price protection, shelf stock adjustments, adjustments for uncollectible accounts and other similar and customary deductions; (vi) returns of such Commercial Product for any reason other than returns covered under (iii) above; (vii) freight, postage, shipping and insurance charges with respect to such Commercial Product; and (viii) customary sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually levied on or measured by the billing amount for such Commercial Product, including value-added taxes, but excluding taxes imposed on or measured by Sorrento’s, its Affiliates’ or any Licensees’ net income and any franchise, branch profits or similar taxes imposed on any of them, in each case to the extent not reimbursable or refundable. If a single item falls into more than one of the categories set forth in clauses (i)-(viii) above, such item may not be deducted more than once.

If a Commercial Product is sold in the form of a Combination Product, the Net Sales for such Commercial Product in the Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product by the fraction A/A+B where A is the invoice price or the fair market value of the Commercial Product of the same strength in the same period when sold in stand-alone form in the same country of sale as the Combination Product, and B is the fair market value of all of the other active ingredients in the Combination Product sold in the same period in such country.

With respect to any sale of any Commercial Product in a given country for less than fair market value or for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Commercial Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to third parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets).

Notwithstanding the foregoing, the following will not be included in Net Sales: (1) sales between or among Sorrento, its Affiliates or Licensees, (2) any resale of a Commercial Product by a third-party distributor, (3) transfers or dispositions for which Sorrento, its Affiliates or Licensees do not receive payment, including charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, and (4) sales or other distributions, to the extent provided at or below cost, for use in a clinical trial or other development activity, for compassionate or named-patient use or for test marketing, or pursuant to patient assistance or co-pay assistance programs or “right to try” laws.

1.18	“Patent Rights” means all patents and patent applications, as well as patents and patent applications claiming priority therefrom, and all reissues and reexaminations of these patents, and all reissues and reexaminations of these patents, including the patents and patent applications listed in Exhibit C attached hereto.

1.19

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any governmental authority.

1.20

“Royalty Term” means with respect to the Commercial Product, the period commencing on the first commercial sale of such Commercial Product in any country in the Territory until the later of: (i) the expiration of the last-to-expire Valid Claim that covers the Commercial Product in such country in the Territory and (ii) 10 years after the first commercial sale of the Commercial Product.

1.21	“Sorrento Common Stock” means the common stock, par value $0.0001 per share, of Sorrento.
1.22

“Sorrento Confidential Information” means (a) any confidential, non-public and/or proprietary information with respect to Sorrento and its Affiliates, and the LDN Project Asset (regardless of the form or format of the information or the manner or media in or through which it is provided) and the existence and terms of the Agreement and Ancillary Agreements and (b) any analyses, compilations, studies, notes, copies, memoranda or other documents prepared by or for Aardvark, to the extent they contain or show such information; provided that “Sorrento Confidential Information” shall not include information that was or becomes generally available to the public other than as a result of any direct or indirect act or omission by Aardvark.

1.23

“Sorrento Stock Price” means the average of the volume weighted average closing price per share of the Sorrento Common Stock, as reported on Nasdaq, for the applicable 10 consecutive Trading Days’ period.

1.24	“Tulex Contract” means only the Statement of Work appendix to the Tulex Master Service Agreement, which contains the terms and conditions that are applied to the Statement of Work.
1.25	“Territory” means worldwide.
1.26	“Trading Day” means a day on which Nasdaq is open for trading.
1.27

“Transferred Intellectual Property” means all presently existing Intellectual Property currently owned or controlled by Aardvark of any kind or nature supporting the LDN Formulation, including, without limitation, all Intellectual Property (i) which the design, development, manufacture, use, sale, import, export, or other commercialization of the LDN Formulation or any Commercial Product would infringe, misappropriate, or otherwise violate, or (ii) used in the formulation, development, or manufacture of, or embedded, in the LDN Formulation, including the Patent Rights.

1.28	“Valid Claim” means any issued claim of any unexpired patents within the portfolio of patents as part of the LDN Project Asset or claim priority from a patent application of the

LDN Project Asset, and that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal.

ARTICLE 2. PURCHASE OF LDN PROJECT ASSET

2.1

Purchase of Asset. Subject to the terms and conditions of this Agreement, Sorrento hereby purchases from Aardvark, and Aardvark hereby sells, coveys, assigns, transfers and delivers the LDN Project Asset to Sorrento.

2.2

No Implied Transfer of Assets. Except as specifically provided in this Agreement, Aardvark does not sell or transfer any other rights or assets other that the LDN Project Asset, whether by implication, estoppel or otherwise.

ARTICLE 3. RIGHTS TRANSFER

3.1

Rights. Sorrento will provide notice to Aardvark if Sorrento enters into one or more rights transfer agreement(s) to license its rights to the LDN Project Asset under Article 2 for the manufacture and sale of the LDN Formulation in the Territory.

ARTICLE 4. PAYMENTS

4.1

Payments at Closing. As consideration for the LDN Project Asset sold by Aardvark to Sorrento under this Agreement, Sorrento shall issue, or cause Sorrento’s transfer agent to issue, the Closing Shares directly to Aardvark.

4.2

Purchase Price. The aggregate purchase price to be paid by Sorrento for the LDN Project Asset shall be an amount equal to: (a) the Closing Shares, plus (b) subject to the conditions set forth in Section 4.3, the Milestone Payments and Royalty set forth in Section 4.3.

4.3	Milestone and Royalties.

(a)From and after the Closing, Sorrento agrees that it shall use its Commercially Reasonable Efforts to develop and commercialize the LDN Formulation; provided that Sorrento may, at its sole and absolute discretion, determine at any time to cease the development of the LDN Formulation.

(b)Within 10 business days following date of the initial approval (the “Development Milestone Date”) by the FDA of an NDA for the LDN Formulation (a “Development Milestone”), Sorrento shall deliver, or cause to be delivered, written notice to the Aardvark of the achievement of the Development Milestone, and shall issue, or cause Sorrento’s transfer agent to issue, the Development Milestone Shares; provided that Sorrento may, it its sole and absolute discretion, settle the payment by paying Aardvark $3,000,000 in cash in lieu of the Development Milestone Shares (each, a “Development Milestone Payment”); provided, further, that in no event shall the Development Milestone Payment be paid more than once.

(c)When annual Net Sales of the Commercial Product by Sorrento, its Affiliates or any Licensees (in the aggregate) in a given calendar year first exceeds $[…***…] in the Territory (the “Sales Milestone”), Sorrento shall make the payment of $20,000,000 by wire transfer of immediately available funds to Aardvark (the “Sales Milestone Payment”) by no later than thirty (30) days following the end of the first fiscal quarter of Sorrento in which the Sales Milestone occurs; provided that in no event shall the Sales Milestone Payment be paid more than once, regardless of the number of times the Sales Milestone is achieved.

(d)During the applicable Royalty Term, Sorrento shall pay to the Aardvark a royalty of […***…]% of the aggregate Net Sales (the “Royalty”); provided, however, if Sorrento makes a separate investment in Aardvark of at least $5,000,000 in a bona fide financing on or prior to June 30, 2021, the Royalty rate shall be reduced to […***…]%. The royalty shall be payable on an annual basis on a date that is within sixty (60) days following the end of a fiscal year, during the period commencing on the first commercial sale and ending on the expiry of the Royalty Term.

4.4

Closing. The Closing of the LDN Project Asset purchase contemplated by this Agreement (the “Closing”) shall be effected by exchanging true, complete and accurate copies of executed originals via electronic mail, on the tenth business day following the satisfaction, or to the extent permitted hereunder, and including an executed assignment of the patent applications listed in Appendix A, from Aardvark to Sorrento, of all right, title and interest.

4.5

Withholding. Sorrento and any other party making a payment pursuant to this Agreement will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts that Sorrento determines are required to be deducted and withheld pursuant to applicable tax law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 5. ROYALTY REPORTS AND ACCOUNTING

5.1

Records and Audit Rights. Sorrento will maintain complete and accurate records in material respects relating to the calculations of payments owed under this Agreement. Such records shall be available for audit and inspection during regular business hours for a period of three (3) years from the end of the calendar quarter to which they pertain, and not more often than once per calendar year. Aardvark shall provide Sorrento with thirty (30) calendar days’ prior written notice of such audit. Audits and inspections may be conducted only by an internationally recognized certified public accounting firm mutually agreed upon by Sorrento and Aardvark, and who agrees to be bound by a reasonable confidentiality agreement. The mutually agreed upon certified public accounting firm may examine Sorrento’s records relating to this Agreement for the sole purpose of verifying the accuracy of the aforesaid calculations. With regard to such calculations, the accountants shall disclose to Aardvark, with a copy to Sorrento, only whether such calculations are correct or incorrect, and the amount of discrepancy, if any.

Once examined, such books and records will no longer be subject to further examination by Aardvark under this Section. Aardvark shall bear the full cost of such audit.

ARTICLE 6. RESTRICTED SECURITIES AND RESALE REGISTRATION RIGHTS

6.1	Definitions. The following definitions will apply to this Article 6.
6.1.1.1

“Register,” “registered,” and “registration” shall refer to a registration under the Securities Act effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement.

6.1.1.2

“Registrable Securities” means (A) the issued shares of Sorrento Common Stock representing the Closing Shares and/or the Development Milestone Shares, and (B) any equity securities of Sorrento issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, such securities will cease to be Registrable Securities upon the earliest to occur of (1) when they are sold pursuant to an effective Registration Statement under the Securities Act, or (2) when they become eligible for sale without restriction pursuant to Rule 144 (including Rule 144(c)).

6.1.1.3

“Registration Expenses” means all expenses incurred by Sorrento in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Article 6, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for Sorrento, blue sky fees and expenses, expenses of Sorrento’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

6.2

Within 60 days following the issuance of the Registrable Securities, Sorrento shall use its commercially reasonable efforts to (i) file with the SEC, or (ii) have filed with the SEC, a resale registration statement (together with any New Resale Registration Statement (as defined below), the “Resale Registration Statement”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which all of the Registrable Securities shall be included (on the initial filing or by supplement or amendment thereto) to enable the public resale on a delayed or continuous basis of the Registrable Securities by Aardvark. Sorrento shall file the Resale Registration Statement on such form as Sorrento may then utilize under the rules of the SEC and use its commercially reasonable efforts to have the Resale Registration Statement declared effective under the Securities Act as soon as practicable, but in no event more than the earlier of: (A) 120 days following the issuance of the Registrable Securities, and (B) four business days after the date Sorrento receives written notification from the SEC that the

Resale Registration Statement will not be reviewed. Sorrento agrees to use its commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing one or more new registration statements (each, a “New Resale Registration Statement”) relating to the Registrable Securities as required by Rule 415 under the Securities Act, continuously until the date that is the earlier of (i) three (3) years following the date of effectiveness of the Resale Registration Statement, (ii) the date on which Aardvark no longer holds any Registrable Securities covered by such Resale Registration Statement, or (iii) the date that the Registrable Securities can be sold under Rule 144 without restriction.

6.3	Provisions Relating to Registration.

(a)Notwithstanding any other provisions of this Agreement to the contrary, Sorrento shall cause (i) the Resale Registration Statement (as of the effective date of the Resale Registration Statement), any amendment thereof (as of the effective date thereof) or supplement thereto (as of its date), (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC, and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) any related prospectus, preliminary prospectus and any amendment thereof or supplement thereto, as of its date, (1) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC, and (2) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, Sorrento shall have no such obligations or liabilities with respect to any written information pertaining to Aardvark and furnished to Sorrento by or on behalf of Aardvark specifically for inclusion therein.

(b)Sorrento shall notify Aardvark: (i) when the Resale Registration Statement, or any amendment thereto has been filed with the SEC and when the Resale Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to the Resale Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement or the initiation of any proceedings for that purpose and of any other action, event or failure to act that would cause the Resale Registration Statement not to remain effective; and (iv) of the receipt by Sorrento of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose.

(c)Promptly after becoming aware of such event, Sorrento shall notify Aardvark of the happening of any event (a “Suspension Event”), of which Sorrento has knowledge, as a result of which the prospectus included in the Resale Registration Statement as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Resale Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to Aardvark as Aardvark may reasonably request; provided, however, that, for not more than 30 consecutive Trading Days (or a total of not more than 90 Trading Days in any 12 month period), Sorrento may delay, to the extent permitted by and in a manner not in violation of applicable securities laws, the disclosure of material non-public information concerning Sorrento (as well as prospectus or Resale Registration Statement updating), the disclosure of which at the time is not, in the good faith opinion of Sorrento, in the best interests of Sorrento; provided, further, that, if the Resale Registration Statement was not filed on Form S-3, such number of days shall not include the 15 calendar days following the filing of any Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K, or other comparable form, for purposes of filing a post-effective amendment to the Resale Registration Statement.

(d)Upon a Suspension Event, Sorrento shall give written notice (a “Suspension Notice”) to Aardvark to suspend sales of the affected Registrable Securities, and such notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and Sorrento is pursuing with reasonable diligence the completion of the matter giving rise to the Suspension Event or otherwise taking all reasonable steps to terminate suspension of the effectiveness or use of the Resale Registration Statement provided, however, that the Suspension Even shall not be for more than 30 consecutive Trading Days (or a total of not more than 90 Trading Days in any 12 month period). In no event shall Sorrento, without the prior written consent of Aardvark, disclose to Aardvark any of the facts or circumstances giving rise to the Suspension Event. Aardvark shall not effect any sales of the Registrable Securities pursuant to such Resale Registration Statement (or such filings), at any time after it has received a Suspension Notice and prior to receipt of an End of Suspension Notice. Aardvark may resume effecting sales of the Registrable Securities under the Resale Registration Statement (or such filings), following further notice to such effect (an “End of Suspension Notice”) from Sorrento. This End of Suspension Notice shall be given by Sorrento to Aardvark in the manner described above promptly following the conclusion of any Suspension Event and its effect. For the avoidance of doubt, a Suspension Notice shall not affect or otherwise limit sales of affected Registrable Securities under Rule 144 or otherwise outside of the Resale Registration Statement.

(e)Notwithstanding any provision herein to the contrary, if Sorrento gives a Suspension Notice pursuant to this Section with respect to the Resale Registration Statement, Sorrento shall extend the period during which the Resale Registration Statement shall be maintained effective under this Agreement by the number of days during the period from the date of the giving of the Suspension Notice to and including the date when Aardvark shall have received the End of Suspension Notice and copies of the supplemented or amended prospectus necessary to resume sales; provided however, such period of time shall not be extended beyond the date that the Registrable Securities can be sold under Rule 144 without restriction.

(f)Sorrento shall bear all Registration Expenses incurred in connection with the registration of the Registrable Securities pursuant to this Agreement; provided, however that “Registration Expenses” shall not include underwriting fees, discounts or commissions attributable to the sale of the Registrable Securities or any legal fees and expenses of counsel to Aardvark.

(g)Notwithstanding anything to the contrary contained in this Agreement, Sorrento shall not be required to include Registrable Securities in the Resale Registration Statement unless Aardvark, following reasonable advance written request by Sorrento, furnishes to Sorrento, at least 10 business days prior to the scheduled filing date of the Resale Registration Statement, an executed stockholder questionnaire in the form attached hereto as Exhibit D.

6.4	Indemnification With respect to Registration.

(a)In the event of the offer and sale of the Registrable Securities held by Aardvark under the Securities Act, Sorrento agrees to indemnify and hold harmless Aardvark and its directors, officers, employees, affiliates and agents and each Person who controls Aardvark within the meaning of the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), (collectively, the “Aardvark Indemnified Parties”) from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof to which each Aardvark Indemnified Party may become subject under the Securities Act or the Exchange Act, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or in any amendment thereof, in each case at the time such became effective under the Securities Act, or in the preliminary prospectus or other information that is deemed, under Rule 159 promulgated under the Securities Act to have been conveyed to Sorrento of securities at the time of sale of such securities (“Disclosure Package”), in the prospectus or in any amendment thereof or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Disclosure Package or any prospectus, in the light of the circumstances under which they were made) not misleading, and shall reimburse, as incurred, the Aardvark Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that Sorrento shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in the Resale Registration Statement, the Disclosure Package, any prospectus or in any amendment thereof or supplement thereto in reliance upon and in conformity with written information pertaining to Aardvark and furnished to Sorrento by or on behalf of such Aardvark Indemnified Party specifically for inclusion therein; provided further, however, that Sorrento shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Disclosure Package, where (A) such statement or omission had been eliminated or remedied in any subsequently filed amended prospectus or prospectus supplement (the Disclosure Package, together with such updated documents, the “Updated Disclosure Package”), the filing of which Aardvark had been notified in accordance with the terms of this Agreement, (B) such Updated Disclosure Package was available at the time Aardvark sold Registrable Securities under the Resale Registration Statement, (C) such Updated Disclosure Package was not furnished by Aardvark to the Person asserting the loss, liability, claim, damage or liability, or an underwriter involved in the distribution of such Registrable Securities, at or prior to the time such furnishing is required by the Securities Act, and (D) the Updated Disclosure Package would have cured the defect giving rise to such loss, liability, claim, damage or action; and provided further, however, that this indemnity agreement will be in addition to any liability that Sorrento may otherwise have to such Aardvark Indemnified Party. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Aardvark Indemnified Parties and shall survive the transfer of the Registrable Securities by Aardvark.

(b)As a condition to including any Registrable Securities to be offered by Aardvark in any registration statement filed pursuant to this Agreement, Aardvark agrees to indemnify and hold harmless Sorrento, each of its directors, each of its officers who signs the Resale Registration Statement, as well as any officers, employees, affiliates and agents of Sorrento, and each Person, if any, who controls Sorrento within the meaning of the Securities Act or the Exchange Act (a “Sorrento Indemnified Party”) from and against any losses, claims, damages or liabilities or any actions in respect thereof, to which a Sorrento Indemnified Party may become subject under the Securities Act or the Exchange Act, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or in any amendment thereof, in each case at the time such became effective under the Securities Act, or in any Disclosure Package, prospectus or in any amendment thereof or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Disclosure Package or any prospectus, in the light of the circumstances under which they were made) not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information pertaining to Aardvark and furnished to Sorrento by or on behalf of Aardvark specifically for inclusion therein; and, subject to the limitation immediately preceding this clause, shall reimburse, as incurred, the Sorrento Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Aardvark, or any such director, officer, employees, affiliates and agents and shall survive the transfer of such Registrable Securities by Aardvark, and Aardvark shall reimburse Sorrento, and each such director, officer, employees, affiliates and agents for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling and such loss, claim, damage, liability, action, or proceeding. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of Sorrento or any such director, officer, employees, affiliates and agents and shall survive the transfer by Aardvark of such Registrable Securities.

(c)Promptly after receipt by a Aardvark Indemnified Party or a Sorrento Indemnified Party (each, an “Indemnified Party”) of notice of the commencement of any action or proceeding (including a governmental investigation), such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from liability under Section unless and to the extent it did not otherwise learn of such action and the indemnifying party has been materially prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified

Party, be counsel to the indemnifying party), and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, if such Indemnified Party shall have been advised by counsel that there are one or more defenses available to it that are in conflict with those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), the reasonable fees and expenses of such Indemnified Party’s counsel shall be borne by the indemnifying party. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for any Indemnified Party in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an Indemnified Party, then each indemnifying party shall contribute to the amount paid or payable by such Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in Article 6, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the Indemnified Party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Sorrento on the one hand or Aardvark or Aardvark Indemnified Party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any action or claim that is the subject of this Article 6,. The parties agree that it would not be just and equitable if contributions were determined by pro rata allocation (even if Aardvark was treated as one entity for such purpose) or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding any other provision of this Article 6, Aardvark shall not be required to contribute any amount in excess of the amount by which the net proceeds received by Aardvark from the sale of the Registrable Securities pursuant to the Resale Registration Statement exceeds the amount of damages that Aardvark has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(d)The agreements contained in this Section shall survive the sale of the Registrable Securities pursuant to the Resale Registration Statement, and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any Indemnified Party.

6.5

Resale Restrictions. Aardvark understands that the shares of Sorrento Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Aardvark’s representations as expressed herein. Until such time as the shares of Sorrento Common Stock are registered pursuant to Article 6,, Aardvark understands that the shares of Sorrento Common Stock to be issued pursuant to this Agreement are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Aardvark must hold the shares of Sorrento Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Aardvark acknowledges that Sorrento, except as contemplated by Article 6, has no obligation to register or qualify the Sorrento Common Stock to be issued pursuant to this Agreement for resale. Aardvark further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Sorrento Common Stock and on requirements relating to Sorrento which are outside of Aardvark’s control, and which Sorrento is under no obligation and may not be able to satisfy.

6.6	Accredited Investor. Aardvark is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
6.7

Investment Experience. Aardvark represents that it is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as Sorrento and acknowledges that Aardvark can bear the economic risk of its investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that Aardvark is capable of evaluating the merits and risks of the investment in the Sorrento Common Stock.

6.8

No General Solicitation. Neither Aardvark, nor any of Aardvark’s officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Sorrento Common Stock.

6.9	Legends. Aardvark understands that the Sorrento Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends:

6.9.1

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE”;

6.9.2

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOLUME AND PRICING RESTRICTIONS AS SET FORTH IN AN AGREEMENT BETWEEN Sorrento AND THE REGISTERED HOLDER, OR SUCH HOLDER’S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF Sorrento. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES IN VIOLATION OF SUCH AGREEMENT IS VOID”; and

6.9.3	any legend required by the securities laws of any state to the extent such laws are applicable to the Sorrento Common Stock represented by the certificate so legended.
6.10

Information; Investment Purpose. Aardvark has requested, received, reviewed and considered all the information Aardvark deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Sorrento Common Stock. Aardvark further represents that it has had an opportunity to ask questions of and receive answers from Sorrento regarding the terms and conditions of the offering of the shares of Sorrento Common Stock and the business, prospects and financial condition of Sorrento necessary to verify the accuracy of any information furnished to Aardvark or to which Aardvark had access. Aardvark is acquiring the shares of Sorrento Common Stock pursuant to this Agreement in the ordinary course of Aardvark’s business and for Aardvark’s own account for investment purposes only and with no present intention of distributing any Sorrento Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Sorrento Common Stock.

6.11

No Brokers or Finders. Neither Aardvark nor any of its Affiliates has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

6.12

Disclosure. None of the representations and warranties contained in this Article 6, the information contained in the Exhibits attached hereto and the written statements, documents, certificates or other items prepared and supplied to Sorrento or its Affiliates by or on behalf of Aardvark in connection with the transaction contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 7. INDEMNIFICATION

7.1

Disclaimer. Except as otherwise expressly set forth in this Agreement, Aardvark makes no assertions and extends no warranties or conditions of any kind, either express or implied, with respect to the intellectual property sold hereunder or information disclosed hereunder, including, but not limited to, express or implied warranties of merchantability for a particular purpose, validity of any intellectual property licensed hereunder, whether patented or unpatented, or non-infringement of the property rights of third parties.

7.2

Indemnification. Each party shall indemnify and hold harmless the other Party and its agent, directors, employees and Affiliates (“Indemnified Persons”) from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys’ fees and disbursements) arising out of or related to any third party claim, demand, suit, action or proceeding (“Third Party Claim”) which is the results of (i) any breach or non-performance of the indemnifying Party’s obligations, assertions or warranties under this Agreement, or (ii) the gross negligence or intentional misconduct of the indemnifying Party; provided, however, that the foregoing indemnification obligation shall not apply to the extent that the Third Party Claim is the results of (y) any breach or non-performance of an Indemnified Person’s obligations, assertions or warranties under this Agreement, or (z) the gross negligence or intentional misconduct of an Indemnified Persons.

7.3

Sorrento Indemnification Obligation. Sorrento shall indemnify and hold harmless Aardvark and Aardvark Indemnified Persons from and against any Third Party Claim which is the results of (i) the death of, injury to, or damage to property of any Person resulting from the research, development, manufacture and/or use of the LDN Formulation or a Commercial Product in the Territory, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Aardvark or any of its Affiliates, or (ii) any product liability, pre-clinical trial liability or other claims to the extent arising out of the gross negligence or willful misconduct of Sorrento.

7.4

Indemnification Procedures. The Indemnified Persons shall give written notice to the indemnifying Party with reasonable promptness upon becoming aware of any Third Party Claim or other facts upon which a claim for indemnification will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Persons. The indemnifying Party shall have the right to undertake the defense of any such Third Party Claim and the Indemnified Persons shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the indemnifying Party in connection therewith at the indemnifying Party’s expense. The indemnifying Party shall not be liable for any Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8. CONFIDENTIALITY

8.1

Confidentiality. From and after the Closing, Aardvark shall, and shall cause its representatives to, hold in confidence all Sorrento Confidential Information and Aardvark shall be liable for the disclosure of such Sorrento Confidential Information by its representatives. If Aardvark is requested or required by law to disclose any such Sorrento Confidential Information, Aardvark shall promptly notify Sorrento of the same to permit Sorrento to seek a protective order or take other action deemed appropriate by Sorrento. In such circumstances, Aardvark will participate in Sorrento’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be afforded to such Sorrento Confidential Information. If, absent the entry of a protective order, Aardvark, in the written opinion of its legal counsel, is compelled as a matter of law to disclose any such Sorrento Confidential Information, Aardvark may disclose to the party compelling disclosure only that part of such Sorrento Confidential Information as is required by law to be disclosed, and Aardvark shall exercise its reasonable best efforts to obtain confidential treatment therefor. Upon Sorrento’s request, Aardvark will return and cause its representatives to return to Sorrento all such Sorrento Confidential Information provided by or on behalf of Sorrento and destroy all Sorrento Confidential Information prepared by Aardvark, except to the extent that Aardvark is required to retain such Sorrento Confidential Information to comply with applicable law. The foregoing shall not require Aardvark to return or destroy electronic copies of Sorrento Confidential Information created pursuant to its back-up and archival procedures.

8.2	Survival. The provisions of this Article 8 shall survive termination of this Agreement howsoever caused.

ARTICLE 9. REPRESENTATIONS AND WARRANTIES OF AARDVARK

9.1

Organization and Authorization. Aardvark is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on the transactions contemplated under this Agreement. This Agreement will constitute a legal, valid and binding obligation of Aardvark enforceable against Aardvark in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights generally and by equitable principles.

9.2

No Violation. The execution, delivery and performance of this Agreement will not result in (i) any violation of, any conflict with in any material respect, or a material default under, with or without the passage of time or the giving of notice (A) any provision of Aardvark’s organizational documents; (B) any provision of any permit, franchise, judgment, decree or order to which Aardvark is a party, by which it is bound, or to which any of its material assets are subject; (C) any material contract, obligation, or commitment to which Aardvark is a party or by which it is bound; or (D) any laws applicable to Aardvark, or (ii) the creation of any lien, charge or encumbrance upon any material assets of Aardvark.

9.3

No Consents or Approvals. The execution and delivery of and performance under this Agreement require no approval or other action from any governmental authority or Person within Aardvark’s jurisdiction of organization.

9.4

Compliance with Laws. To the best of Aardvark’s knowledge, Aardvark complies, and has at all times complied, in all material respects with all laws in connection with the conduct, ownership, use, occupancy or operation of the LDN Project Asset, and Aardvark has not received during the past five years, nor, to the knowledge of Aardvark, is there any basis for, any notice or other communication from any governmental authority or any other Person that Aardvark is not in compliance in any material respect with any law applicable to the LDN Project Asset.

9.5

Intellectual Property. Aardvark exclusively owns and possesses all right, title and interest in and to the Transferred Intellectual Property. To the best of Aardvark’s knowledge, none of the Transferred Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of the Transferred Intellectual Property is pending, reasonably foreseeable or, to the knowledge of Aardvark, threatened, except for the expiration of any patents included in the Transferred Intellectual Property at the end of their natural term. No Transferred Intellectual Property is subject to any maintenance fees or actions falling due within 90 days after the Closing. Aardvark has taken all action necessary or reasonably advisable, performed all customary or prudent acts, recorded or filed all documents and paid all fees (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the Transferred Intellectual Property. Each employee of Aardvark has executed a valid and enforceable written agreement assigning to Aardvark ownership of all rights in any Intellectual Property created by such employee, solely or jointly with others, in the course and scope of his or her employment by Aardvark. To the best of Aardvark’s knowledge, no event has occurred that resulted in the delivery, license or disclosure of any such trade secrets or confidential information (if any), included in the LDN Project Asset, to any other Person and no such trade secrets or confidential information have been impermissibly disclosed to any other Person or accessed or used by any other Person in an unauthorized manner. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreement will not, under any existing contract or other existing arrangement binding on Aardvark, or, to the best of Aardvark’s knowledge, under any other basis: (i) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to Transferred Intellectual Property; (ii) grant any other Person any rights, licenses, or interests in or to any Transferred Intellectual Property; or (iii) cause any Transferred Intellectual Property, or the right to use any Transferred Intellectual Property, to be abandoned, cancelled, expired, forfeited, or terminated. The exploitation of the LDN Formulation by Sorrento, including the manufacture, use, sale, import, and export of the any Commercial Product by Sorrento, to the best of Aardvark’s knowledge, will not infringe, misappropriate, or otherwise violate the Intellectual Property of any other Person. No Person has been granted any rights, licenses, options, or interests in or to any of the Transferred Intellectual Property. There have been no claims made or threatened against Aardvark asserting the invalidity, misuse or unenforceability of any Transferred Intellectual Property or challenging Aardvark’s exclusive ownership of the Transferred Intellectual Property or right to use, commercialize or exploit any Transferred Intellectual Property, and there is no basis for any such claim.

ARTICLE 10. GENERAL PROVISIONS

10.1

Assignment. Neither Party shall assign this Agreement or any part thereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Each Party may, however, without such consent, assign or sell its rights under this Agreement: (a) in connection with the sale or transfer of all or substantially all of its pharmaceutical business to a third party; (b) in the event of a merger or consolidation with a third party; or (c) to an Affiliate. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has under this Agreement. Any assignment shall be contingent upon the assignee assuming in writing all of the obligations of its assignor under this Agreement.

10.2

Independent Contractors. The relationship between each of the Parties shall not constitute a partnership or agency. No Party has the power or the right to bind, commit or pledge the credit of any other Party.

10.3	Publicity.

(a) Neither Party, nor any of either’s Affiliates, or any of its or their respective officers, directors, managers, employees, partners, agents, advisors or other representatives shall issue or cause the publication of any press release or other public announcement relating to this Agreement or the transactions contemplated hereby or thereby (whether before or after the Closing) without the prior written consent of the other Party, except as such Person believes in good faith and based on reasonable advice of counsel is required by applicable law or by applicable rules of any stock exchange or quotation system on which such Person or its Affiliates lists or trades securities (in which case the disclosing Person will advise the other party in writing before making such disclosure).

(b) Without limiting the provisions of Section 10.3(a), no Party shall make publicly available this Agreement (or any portion of this Agreement) (whether before or after the Closing) without the prior written consent of the other Party, except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties before making such disclosure and, upon the request of the any other Party, the Parties will work together in good faith to agree and pursue appropriate confidential treatment requests with respect to this Agreement or such Ancillary Agreements). This Section 10.3(b) shall not apply to disclosures by a Party to its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents for the purpose of obtaining advice in connection with the transactions contemplated hereunder, it being understood that such officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents will be informed of the confidential nature of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

10.4

Governing Law; Governing Language. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of California, exclusive of its conflicts of laws principles. All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

10.5

Dispute Resolution. Each Party agrees that any proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in any state or federal court located in San Diego County, State of California and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6

Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the Parties hereto.

10.7

Further Assurances. Each of the Parties shall, from time to time after the Closing, execute and deliver all such further documents and instruments, do and perform all such acts, and provide all such information, cooperation, assistance and otherwise take such steps, in each case, as the other Party may reasonably require, to give full effect to the intent of this Agreement.

10.8

Waiver. No provision of this Agreement may be waived except by a writing signed by the Party entitled to the benefit thereof, and no such waiver of any provision hereof in one instance shall constitute a waiver of any other provision or of such provision in any other instance. No omission, delay or failure on the part of any Party hereto in exercising any rights hereunder will constitute a waiver of such rights or of any other rights hereunder.

10.9

Severability. In the event that any of the provisions of this Agreement shall be determined invalid, void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

10.10

Force Majeure. If an event of force majeure, any act, cause, contingency or circumstances beyond the reasonable control of such Party, including, but not limited to, any government action, order or restriction (whether foreign, federal or state), war (whether or not declared), public strike, riot, labor dispute, act of God, flood or public or natural disaster (“Force Majeure”) occurs, such occurrence could not have been reasonably foreseen by either Party at the execution hereof, and such occurrence is not attributable to either Party, and a Party is prevented from performing its obligations under this Agreement (the “Affected Party”), such Affected Party shall not be liable for failure to perform, in whole or in part, its obligations under this Agreement and shall promptly provide written notice after the occurrence of the Force Majeure to the other non-affected Party (the “Non-Affected Party”). The Affected Party shall use all reasonable efforts to expeditiously mitigate the delay or failure to perform its obligations affected by the Force Majeure. Both Parties will discuss in good faith and determine treatment of this Agreement and shall continue at all times to perform and observe the terms and conditions of this Agreement insofar as they are not affected by such Force Majeure.

10.11	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.12

Notices. All notices, statements, and reports required to be given under this Agreement shall be in writing and shall be deemed to have been given upon delivery in person or, when deposited in the mail in the country of residence of Party giving the notice, by electronic mail with a copy by postage prepaid or with a professional courier service (e.g., FedEx or UPS), and addressed as follows:

To Sorrento:	Sorrento Therapeutics Inc.
4955 Directors Place
San Diego, California 92121 US
Attn: Henry Ji, Ph.D.
e-mail: […***…]

with a copy to (which	Brian Sun
shall not constitute notice)	General Counsel
4955 Directors Place
San Diego, CA 92121 US
e-mail: […***…]

To Aardvark:	Aardvark Therapeutics Inc.
12707 High Bluff Dr Suite 200,
San Diego, CA 92130 US
Attn: Tien-Li Lee, M.D.
Email: […***…]

with a copy to (which	Jeff Oster
shall not constitute notice)	General Counsel
12707 High Bluff Dr., Suite 200
San Diego, CA 92130 US
e-mail: […***…]

Any Party hereto may change the address to which notices to such Party are to be sent by giving notice to the other Party at the address and in the manner provided above.

IN WITNESS WHEREOF, Sorrento and Sorrento have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

Sorrento Therapeutics, Inc.

By:	/s/ Henry Ji, Ph.D.
Print Name:	Henry Ji, Ph.D.
Title:	President & CEO
Date:	April 23, 2021

Aardvark Therapeutics Inc.

By:	/s/ Tien-Li Lee, M.D.
Print Name:	Tien-Li Lee, M.D.
Title:	CEO
Date:	April 23, 2021

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

Exhibit B

Intellectual Property Assignments

Exhibit C

Patent Rights

Exhibit D

Stockholder Questionnaire